EXHIBIT 10.59

LINEAR TECHNOLOGY CORPORATION

TRANSITION aGREEMENT

This Transition Agreement (the “Agreement”) is made by and between Paul Coghlan  (the “Executive”) and Linear Technology Corporation (the “Company”) (each herein referred to individually as a “Party,” or collectively as the “Parties”) as of June 26, 2015 (the “Execution Date”).

RECITALS

WHEREAS, Executive is currently serving as the Company’s Vice President, Finance, Chief Financial Officer and Secretary;

WHEREAS,  the Parties have entered into an Employment Agreement dated January 15, 2002, as amended as of December 22, 2008 (the “Employment Agreement”);

WHEREAS, the Parties have entered into an Indemnification Agreement dated October 20, 2000 (the “Indemnification Agreement”);

WHEREAS, the Executive has notified the Company of his intent to voluntarily resign as an officer of the Company, with such resignation expected to occur on June 28, 2015 (the date of such resignation, the “Transition Date,” and the period between the Execution Date and the Transition Date, the “Transition Period”), and of his intent to retire and voluntarily terminate his employment with the Company, with such retirement expected to occur on or about July 15, 2015 (the date such employment actually ends, the “Termination Date”);

WHEREAS, the Parties wish to provide for Executive’s orderly transition of his day-to-day duties with the Company during the Transition Period in accordance with the terms of his existing employment, including the terms of the Employment Agreement and the Indemnification Agreement;

WHEREAS,  immediately following the Termination Date, the Company desires to retain Executive as a consultant subject to the terms and conditions of the Consulting Agreement attached hereto as Exhibit A (the “Consulting Agreement”), and Executive desires to accept such service arrangement;  and

WHEREAS, the Parties acknowledge and agree that there will be no break in Executive’s service to the Company between the Termination Date and Executive’s commencement of the consulting duties pursuant to the terms of the Consulting Agreement.

NOW, THEREFORE, in consideration of the promises made herein, the Parties hereby agree as follows:

COVENANTS

1. Title and Duties.    Executive will continue to serve as Vice President, Finance and Chief Financial Officer through the Transition Period.  During the Transition Period,  Executive’s employment with the Company will continue to be governed by its current terms, including the terms and conditions of the Employment Agreement and the Indemnification Agreement.  During the period between the Transition Date and the Termination Date, Executive’s employment with the Company will governed by the terms applicable to employees of the Company generally, plus the terms and conditions of the Indemnification Agreement, but not those of the Employment Agreement. Notwithstanding anything herein to the contrary, Executive’s employment with the Company during the Transition Period and thereafter through the Termination Date will continue to be at-will.

2. Compensation.

A. Compensation during the Transition Period.  During the Transition Period,  the Company will continue to pay Executive as compensation for his services his current base salary at the annualized rate of $496,947.00 (the “Base Salary”).  The Base Salary will be paid in accordance with the Company’s normal payroll practices and be subject to the usual, required withholding.

B. Bonus.  Executive will continue to remain eligible to receive a bonus pursuant to the incentive arrangements approved by the Compensation Committee of the Board of Directors of the Company for senior executives, including Executive, for performance in fiscal year 2015, but only to the extent Executive otherwise satisfies the terms and conditions necessary to receive a bonus thereunder.

C. Equity Awards.  All Executive’s outstanding equity awards are listed on Exhibit B attached hereto.  Such equity awards will continue to vest through the Termination Date in accordance with the applicable vesting schedule(s) and the terms and conditions of the equity incentive plan and the equity award agreement under which such equity awards were granted.  Following the Termination Date, Executive’s outstanding equity awards will continue to vest during the period Executive provides consulting services to the Company pursuant to the terms of the Consulting Agreement,  again subject to the terms and conditions of the equity incentive plan and the equity award agreement under which each such equity awards was granted, except as otherwise specifically set forth in the Consulting Agreement.  The Parties acknowledge and agree that there will be no break in Executive’s service to the Company between the Termination Date and Executive’s commencement of such consulting services for purposes of vesting of Executive’s outstanding equity awards.

D. Employee Benefits.  During the Transition Period,  Executive will continue to be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other executive officers of the Company, including but not limited to, participation in the bonus arrangements referred to above.  During the Transition Period,  Executive also will continue to be eligible to accrue vacation at the same rate in which he accrues vacation as of immediately prior to the Execution Date.   Between the Transaction Date and the Termination Date, Executive will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to all employees.  The Company reserves the right to cancel or change any benefit plans and programs it offers to its officers or employees at any time.  Following the Termination Date, Executive will not be entitled to participate in any employee benefit plans of the Company, except as required by applicable law.

E. Severance and Change of Control.  During the Transition Period,  Executive will continue to be eligible for the severance and change of control benefits set forth in the Employment Agreement upon the terms set forth therein.  Following the Transition Date, Executive will not be entitled to receive any severance or other benefits pursuant to the terms of the Employment Agreement, and following the Termination Date, Executive will be entitled only to the benefits set forth in the Consulting Agreement.

F. Expenses.  The Company will continue to reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder during the Transition Period, in accordance with the Company’s expense reimbursement policy in effect from time to time.

3. Resignation and Consulting Agreement.

A. Resignation as Officer.  On the Transition Date, Executive will be deemed to have resigned voluntarily from all offices and other positions held by him with the Company or any of its subsidiaries, without any further required action by Executive; provided, however, that, if the Company requests, Executive will execute any documents necessary to reflect such resignations.

B. Resignation as Employee.  Between the Transition Date and the Termination Date, Executive will continue as an employee of the Company.  On the Termination Date, Executive will be deemed to have resigned voluntarily as an employee of the Company and, if applicable, of any of its subsidiaries, without any further required action by Executive; provided, however, that, if the Company requests, Executive will execute any documents necessary to reflect such resignations.

C. Consulting Agreement. Immediately following the Termination Date, Executive agrees to provide consulting services to the Company pursuant to the terms of the Consulting Agreement.

4. Confidential Information.  Executive will continue to maintain the confidentiality of all confidential and proprietary information of the Company.  Such information includes, but is not limited to, all customer lists, prospects, business processes, business models, financial and administrative information, records, data, notes, reports, proposals, correspondence, specifications, drawings,  or other documents or information belonging to the Company.

5. Arbitration.  Any and all disputes relating to, or resulting from Executive’s employment with the Company or the termination of his employment with the Company, including any breach of this Agreement, will be subject to the terms and conditions of Section 10 of the Employment Agreement.

6. Indemnification.  Executive will continue to be entitled to the protections of the Indemnification Agreement, in accordance with the terms and conditions thereof, for all “Indemnifiable Events,” as that term is defined in the Indemnification Agreement.

7. Authority.  The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement.  Executive represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement.

8. No Reliance.  Executive acknowledges that he has had the opportunity to consult with an attorney, and represents that he has carefully read and understands the scope and effect of the provisions of this Agreement.  Neither Party has relied upon any representations or statements made by the other Party hereto that are not specifically set forth in this Agreement.

9. Severability.  In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, the validity of the other provisions of this Agreement will not be impaired.  If any provision of this Agreement is deemed invalid as to its scope, then, notwithstanding such invalidity, such provision will remain valid to the fullest extent permitted by law, and the Parties agree that such court or arbitrator will have the power to modify the duration, scope and/or area of such provision and/or to delete specific words and phrases by “blue penciling” and, in its reduced or blue penciled form, to enforce such provision to the fullest extent permitted by law.

10. Entire Agreement.  This Agreement, the Consulting Agreement, the Employment Agreement, the Indemnification Agreement and the agreements relating to Executive’s outstanding equity awards constitute the entire agreement and understanding between the Parties concerning the subject matter of this Agreement, and all prior representations, understandings and other agreements concerning the subject matter of this Agreement have been superseded by the terms of this Agreement.

11. No Waiver.  The failure of any party to insist upon the performance of any of the terms and conditions in this Agreement, or the failure to prosecute any breach of any of the terms and conditions of this Agreement, will not be construed thereafter as a waiver of any such terms or conditions.  This entire Agreement will remain in full force and effect as if no such forbearance or failure of performance had occurred.

12. No Oral Modification.  Any modification or amendment of this Agreement, or additional obligation assumed by either party in connection with this Agreement, will be effective only if set forth in writing and signed by Executive for himself and by the Company’s Executive Chairman.  No provision of this Agreement can be changed, altered, modified, or waived except by an executed writing by the Parties.

13. Governing Law.  This Agreement will be construed, interpreted, governed and enforced in accordance with the laws of the State of California.  Executive consents to personal and exclusive jurisdiction and venue in the State of California.

14. Counterparts.  This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

15. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto. The Parties acknowledge that:
A. They have read this Agreement;
B. They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;
C. They understand the terms and consequences of this Agreement; and
D. They are fully aware of the legal and binding effect of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

LINEAR TECHNOLOGY CORPORATION

Dated: June 26, 2015	By:	/s/ Lothar Maier
Lothar Maier
Chief Executive Officer

AGREED:

PAUL COGHLAN, an individual

Dated: June 26, 2015	/s/ Paul Coghlan
Paul Coghlan

EXHIBIT  A

LINEAR TECHNOLOGY CORPORATION

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is made and entered into as of June 26, 2015, by and between Linear Technology Corporation (the “Company”), and Paul Coghlan (“Consultant”) (each herein referred to individually as a “Party,” or collectively as the “Parties”). This Agreement will become effective upon Executive’s resignation as an employee of the Company, which is expected  to occur on July 15, 2015 (the “Effective Date”).

The Company desires to retain Consultant as an independent contractor to perform consulting services for the Company, and Consultant is willing to perform such services, on the terms described below. In consideration of the mutual promises contained herein, the Parties agree as follows:

1. Services and Compensation.  Consultant will perform the services described in Attachment A (the “Services”) for the Company (or its designee), and the Company agrees to pay Consultant the compensation described in Attachment A for Consultant’s performance of the Services.

16. Confidentiality

A. Definition of Confidential Information.  “Confidential Information”  means information that the Company has or will develop, acquire, create, compile, discover or otherwise own, which has value in or to the Company’s business, which is not generally known, and which the Company wishes to maintain as confidential. Confidential Information includes both information disclosed by the Company to Consultant, and information developed or learned by Consultant during the course of providing services to the Company.   By example, Confidential Information includes information that relates to the actual or anticipated business and products of the Company, customers, software, inventions, processes, technology, marketing and finances.  However, Confidential Information does not include any such information that (i) was publicly known or made generally available prior to the time of disclosure by the Company to Consultant; (ii) becomes publicly known or made generally available through no wrongful action or omission by Consultant; or (iii) is in Consultant’s rightful possession, without confidentiality obligations, at the time of disclosure by the Company, as shown by Consultant’s then-contemporaneous written records.

B. Nonuse and Nondisclosure.  During and after the term of this Agreement, Consultant will hold in the strictest confidence, and take all reasonable precautions to prevent any unauthorized use or disclosure of Confidential Information, and Consultant will not (i) use the Confidential Information for any purpose other than as necessary for the performance of the Services on behalf of the Company, or (ii) disclose the Confidential Information to any third party without the prior written consent of the Company, except that Consultant may disclose

Confidential Information to the extent compelled by applicable law; provided, however,  that prior to such disclosure, Consultant will provide prior written notice to the Company to permit the Company to seek a protective order or such similar confidential protection as may be available under applicable law. Consultant agrees that no ownership of Confidential Information is conveyed to the Consultant.

C. Other Client Confidential Information. Consultant agrees not to bring onto the premises of the Company or improperly use, disclose to the Company or induce the Company to use any proprietary information or trade secrets of any other person or entity that Consultant has an obligation to keep in confidence.

D. Third Party Confidential Information. Consultant recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  Consultant agrees to treat such third party information as Confidential Information and consistently with the Company’s agreements with those third parties.

17. Ownership

A. Assignment of Developments. Consultant agrees that all right, title, and interest in and to any copyrightable material, records, software, documents, designs, inventions, improvements, developments and trade secrets conceived, authored, invented, developed or reduced to practice by Consultant, solely or in collaboration with others, during the term of this Agreement and arising out of, or in connection with, performing the Services under this Agreement, and any copyrights, patents, trade secrets, or other intellectual property rights relating to the foregoing (collectively, “Developments”), are the sole property of the Company. Consultant also agrees to promptly make full written disclosure to the Company of any Developments and to deliver and assign, and hereby irrevocably assigns fully to the Company, all right, title and interest in and to the Developments.  Consultant further acknowledges that all original works of authorship made by Consultant (solely or jointly with others) in connection with performing the Services under this Agreement that are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act.

B. Pre-Existing Materials. Consultant will provide the Company with prior written notice if, in the course of performing the Services, Consultant incorporates into any Development or utilizes in the performance of the Services any proprietary information or intellectual property right owned by Consultant or in which Consultant has an interest prior to, or separate from, performing the Services under this Agreement (“Pre-Existing Materials”).  The Company is hereby granted a nonexclusive, royalty-free, perpetual, irrevocable, transferable, worldwide license (with the right to grant and authorize sublicenses) to make, have made, use, import, offer for sale, sell, reproduce, distribute, modify, adapt, prepare derivative works of, display, perform, and otherwise exploit such Pre-Existing Materials without restriction, and to practice any method related thereto.  Consultant will not incorporate any proprietary information or intellectual property owned by any third party into any Development without the Company’s prior written permission, including without limitation any free software or open source software.

C. Moral Rights. Any assignment to the Company of Developments includes assignment of all rights of attribution, paternity, integrity, modification, disclosure and withdrawal, and any other rights throughout the world that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral” or the like (collectively, “Moral Rights”).  To the extent that Moral Rights cannot be assigned under applicable law, Consultant hereby waives any and all Moral Rights, to the extent permitted under applicable law.

D. Maintenance of Records.  Consultant agrees to keep and maintain written records of all Developments made by Consultant (solely or jointly with others) during the term of this Agreement.  Such records are and remain the sole property of the Company and will be available to the Company at all times.

E. Further Assurances. Consultant agrees to assist the Company, or its designee, at the Company’s expense, to secure the Company’s rights in Developments in any and all countries, including executing documents and testifying in suits or other proceedings in order to apply for, register, obtain, maintain, defend and enforce such rights.

F. Attorney-in-Fact. Consultant agrees that, if the Company is unable because of Consultant’s unavailability, dissolution, mental or physical incapacity, or for any other reason, to secure Consultant’s signature with respect to any Developments, then Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Consultant’s agent and attorney-in-fact, to act for and on Consultant’s behalf to execute and file any papers and oaths and to do all other lawfully permitted acts with respect to such Developments to further the prosecution and issuance of patents and copyright registrations with the same legal force and effect as if executed by Consultant. This power of attorney will be deemed coupled with an interest and shall be irrevocable.

18. Conflicting Obligations.  Consultant represents and warrants that Consultant has no agreements, relationships or commitments to any other person or entity that conflict with the provisions of this Agreement or Consultant’s ability to perform the Services.  Consultant will not enter into any such conflicting agreement during the term of this Agreement.

19. Return of Company Materials.  Upon the termination of this Agreement, or upon the Company’s earlier request, Consultant will immediately deliver to the Company, and will not keep in Consultant’s possession or deliver to anyone else, any and all Company property, including, but not limited to, Confidential Information and passwords to access such property.

20. Reports.  Consultant agrees that Consultant will periodically keep the Company advised as to Consultant’s activities in performing the Services under this Agreement and, to the extent requested by the Company, prepare written reports with respect to such activities.   The Company and Consultant agree that the reasonable time expended in preparing such written reports will be considered time devoted to the performance of the Services.

21. Term and Termination; Change in Control
A. Term. The term of this Agreement will begin on the Effective Date and will continue until the earlier of (i) July 3, 2016 or (ii) termination as provided in Section 7.B.

B. Termination.
(1) Consultant may voluntarily terminate this Agreement upon giving the Company fifteen (15) days prior written notice of such termination pursuant to Section 9.H of this Agreement.

(2) The Company may terminate this Agreement immediately and without prior notice only upon the occurrence of an event constituting Cause.    For purposes of this Agreement, “Cause” shall mean (i) an act of personal dishonesty taken by Consultant in connection with his responsibilities as a consultant and intended to result in substantial personal enrichment of Consultant, (ii) Consultant being convicted of, or plea of nolo contendere to, a felony in connection with the performance of the Services or otherwise materially negatively affecting the Company, (iii) a willful act by Consultant which constitutes gross misconduct and which is injurious to the Company, (iv) following delivery to Consultant of a written demand for performance from the Company which describes the basis for the Company’s reasonable belief that Consultant has not substantially performed his duties, continued violations by Consultant of Consultant’s obligations to the Company which are demonstrably willful and deliberate on Consultant’s part.

(3) This Agreement will terminate automatically upon Consultant’s death or a Change in Control of the Company. For purposes of this Agreement, a “Change in Control” shall mean the occurrence of any of the following events:

(a) A change in the ownership of the Company, which is deemed to occur on the date that any one person, or more than one person acting as a group, acquires ownership of the stock of the Company that, together with the stock held by such person or group, constitutes more than 50% of the total voting power of the stock of the Company;

(b) A change in the effective control of the Company, which is deemed to occur on the date that a majority of members of the Company’s Board of Directors is replaced during any 12-month period by directors whose appointment or election was not endorsed by a majority of the members of the Board prior to the date of the appointment or election (for purposes of this clause (2), if any person or group is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same person or group will not be considered a Change in Control); or

(c) A change in the ownership of a substantial portion of the Company’s assets, which is deemed to occur on the date that any person or group acquires (either in one transaction or in multiple transactions over the 12-month period ending on the date of the most recent acquisition by such person or group) assets from the Company that have a total Gross Fair Market Value equal to or more than 50% of the total Gross Fair Market Value of all of the assets of the Company immediately prior to such acquisition (for purposes of this clause (3), “Gross Fair Market Value” means the value of such assets determined without regard to any liabilities associated with such assets.

For purposes of this Section 7.B(3), persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock,

or similar business transaction with the Company.  Notwithstanding the foregoing provisions of this definition, a transaction will not be deemed a Change in Control unless the transaction qualifies as a “change in control event” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended.

C. Effect of Termination.

(1) If this Agreement is voluntarily terminated by Consultant pursuant to Section 7.B(1), or if it is terminated by the Company for Cause pursuant to Section 7.B(2), no further payments will be made under this Agreement, and the vesting of all of Consultant’s outstanding equity awards shall immediately cease.

(2) If this Agreement terminates automatically pursuant to Section 7.B(3) due to Consultant’s death or a Change in Control of the Company:

(a) Consultant, or his estate, as applicable, will receive a one-time, lump-sum payment in the amount of the aggregate remaining payments that would have been made under this Agreement if Consultant had continued to provide Services hereunder through July 3, 2016,  such payment to be made within 15 business days of such termination; and

(b) The vesting of all of Consultant’s outstanding equity awards shall immediately accelerate to the number of shares that would have vested if Consultant had continued to provide Services hereunder through July 3, 2016.

D. Survival. Upon any termination or expiration of this Agreement, all rights and duties of the Company and Consultant toward each other will cease except:

(1) The Company will pay, within thirty (30) days after the effective date of termination, all amounts pursuant to the terms of this Agreement and related reimbursable expenses, if any, submitted in accordance with the Company’s policies and in accordance with the provisions of Attachment  A of this Agreement; and

(2) Sections 2, 3, 4, 5 and 7 through 9 of this Agreement will survive termination or expiration of this Agreement.
22. Independent Contractor; No Benefits

A. Independent Contractor.  It is the express intention of the Company and Consultant that Consultant perform the Services as an independent contractor to the Company. Nothing in this Agreement will in any way be construed to constitute Consultant as an agent, employee or representative of the Company.   Consultant is not authorized to bind the Company to any liability or obligation or to represent that Consultant has any such authority.  Consultant agrees to furnish (or reimburse the Company for) all tools and materials necessary to accomplish this Agreement and will incur all expenses associated with performance, except as expressly provided in Attachment A.

B. Benefits. The Company and Consultant agree that Consultant will receive no Company-sponsored benefits from the Company, including paid vacation, sick leave, medical -5-

insurance and 401k participation.  If Consultant is reclassified by a state or federal agency or court as the Company’s employee, Consultant will become a reclassified employee and will receive no benefits from the Company except those mandated by state or federal law, even if by the terms of the Company’s benefit plans or programs of the Company in effect at the time of such reclassification Consultant would otherwise be eligible for such benefits.

23. Miscellaneous

A. Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by the laws of the State of California, without regard to the conflicts of law provisions of any jurisdiction. To the extent that any lawsuit is permitted under this Agreement, the Parties hereby expressly consent to the personal and exclusive jurisdiction and venue of the state and federal courts located in California.

B. Arbitration.  Any and all disputes relating to, or resulting from Executive’s employment with the Company or the termination of his employment with the Company, including any breach of this Agreement, will be subject to the terms and conditions of Section 10 of the Employment Agreement between the parties dated January 15, 2002, as amended as of December 22, 2008.

C. Assignability. This Agreement will be binding upon Consultant’s heirs, executors, assigns, administrators, and other legal representatives, and will be for the benefit of the Company, its successors, and its assigns. There are no intended third-party beneficiaries to this Agreement, except as expressly stated. Except as may otherwise be provided in this Agreement, Consultant may not sell, assign or delegate any rights or obligations under this Agreement. The Company may assign this Agreement and its rights and obligations under this Agreement to any successor to all or substantially all of the Company’s relevant assets, whether by merger, consolidation, reorganization, reincorporation, sale of assets or stock, change of control or otherwise.

D. Entire Agreement. This Agreement constitutes the entire agreement and understanding between the Parties with respect to the subject matter herein and supersedes all prior written and oral agreements, discussions, or representations between the Parties.  Consultant represents and warrants that he is not relying on any statement or representation not contained in this Agreement.  To the extent any terms set forth in any attachment conflict with the terms set forth in this Agreement, the terms of this Agreement will control unless otherwise expressly agreed by the Parties in such attachment.

E. Headings. Headings are used in this Agreement for reference only and will not be considered when interpreting this Agreement.

F. Severability.  If a court or other body of competent jurisdiction finds, or the Parties mutually believe, any provision of this Agreement, or portion thereof, to be invalid or unenforceable, such provision will be enforced to the maximum extent permissible so as to effect the intent of the Parties, and the remainder of this Agreement will continue in full force and effect.

G. Modification, Waiver. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in a writing -6-

signed by the Parties. Waiver by the Company of a breach of any provision of this Agreement will not operate as a waiver of any other or subsequent breach.

H. Notices.  Any notice or other communication required or permitted by this Agreement to be given to a Party will be in writing and will be deemed given (i) if delivered personally or by commercial messenger or courier service, (ii) when sent by confirmed facsimile, or (iii) if mailed by U.S. registered or certified mail (return receipt requested), to the Party at the Party’s address written below or at such other address as the Party may have previously specified by like notice. If by mail, delivery will be deemed effective three business days after mailing in accordance with this Section 9.H.

(1) If to the Company, to:

Linear Technology Corporation

1630 McCarthy Boulevard

Milpitas, CA  95035

Attn: Executive Chairman

(2) If to Consultant, to the address for notice on the signature page to this Agreement or, if no such address is provided, to the last address of Consultant provided by Consultant to the Company.

I. Attorneys’ Fees. In any court action at law or equity that is brought by one of the Parties to this Agreement to enforce or interpret the provisions of this Agreement, the prevailing Party will be entitled to reasonable attorneys’ fees, in addition to any other relief to which that Party may be entitled.

J. Signatures. This Agreement may be signed in two counterparts, each of which will be deemed an original, with the same force and effectiveness as though executed in a single document.

(signature page follows)

IN WITNESS WHEREOF, the Parties hereto have executed this Consulting Agreement as of the date first written above.

CONSULTANT LINEAR TECHNOLOGY

CORPORATION

By:	/s/ Paul Coghlan	By:	/s/ Lothar Maier
	Paul Coghlan		Lothar Maier
Chief Executive Officer

Address for Notice:

686 Bicknell Road

Los Gatos, CA  95030

ATTACHMENT A

SERVICES AND COMPENSATION

1. Services.  Consultant will assist in the transition of his duties as the Company’s Vice President, Finance and Chief Financial Officer, as may be reasonably requested by the Executive Chairman or the Chief Executive Officer.

2. Compensation.

A. Consultant’s outstanding equity awards (all of which are set forth on Exhibit B to the Transition Agreement dated June 26, 2015) will continue vesting in accordance with their respective terms and conditions during the period Consultant is providing Services to the Company, subject to the terms of Section 7.C hereof.

B. During the term of this Consulting Agreement and subject to the terms of Section 7.C hereof, the Company will pay Consultant $160,000 as compensation for performing the Services.  Such amount shall be paid in equal monthly installments over the intended term of this Agreement, on the 15th day of each month commencing with August, 2015, again subject to the terms of Section 7.C hereof.  In order to help prevent adverse tax consequences to Consultant under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), in no event will any payment under Section 2.B. of this Attachment  A be made later than March 15th of the calendar year following the calendar year in which such payment was earned, or, if later, the 15th day of the third month following the end of the Company’s fiscal year in which the payment was earned.

A. During the term of this Consulting Agreement, Consultant will continue to be entitled to the protections of the Indemnification Agreement between the parties dated October 20, 2000, in accordance with the terms and conditions thereof, for all “Indemnifiable Events,” as that term is defined in the Indemnification Agreement.

B. The Company will reimburse Consultant, in accordance with Company policy, for all reasonable expenses incurred by Consultant in performing the Services pursuant to this Agreement, in accordance with the Company’s standard expense reimbursement policy.

C. All payments and benefits provided for under this Agreement are intended to be exempt from or otherwise comply with the requirements of Section 409A, so that none of the payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. Each payment and benefit payable under this Consulting Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

CONSULTANTLINEAR TECHNOLOGY CORPORATION

By:	/s/ Paul Coghlan	By:	/s/ Lothar Maier
	Paul Coghlan		Lothar Maier
Chief Executive Officer

A-1

EXHIBIT B

OUTSTANDING EQUITY AWARDS

As of June 28, 2015

Grant Number	Grant Date	Shares	Vested	Unvested
RS8931	04/16/2015	35,000	0	35,000
RS7645	01/16/2014	35,000	7,000	28,000
RS6451	10/18/2012	35,000	14,000	21,000
RS5274	07/28/2011	35,000	21,000	14,000

A-2